Exhibit 10.42

January 5, 1998


Mr. Peter Hauser
The Tudor Lodge
22 Winkfield Road
Windsor, SL  44BG
United Kingdom

Dear Peter:

This letter supersedes our letter to you dated September 2, 1997. I am pleased to offer you the position of Vice President, International Sales, reporting directly to me.

Cash Compensation
-----------------

o Annual Base Salary of L106,000. Your base and commission will be spilt in accordance with your efforts expended inside the UK and outside the UK, which is estimated to be 35% and 65% respectively. We understand from you that your status in the UK is "Resident but not ordinarily a resident in the UK". Therefore based on this status you should be eligible for relief from UK taxes in respect to your efforts outside the UK. For details on your status, you may want to refer to your own UK tax advisor. Premisys is also willing to have you speak with one of our tax representatives should you have additional questions about the eligibility requirements for this tax relief.

o Commission Plan for FY 98 will be L48,000 annually. Premisys will guarantee commission payment of L4,000 per month for the first six months, thereafter commission will be paid based upon achievement against quota.

o During your first month of employment, you will be paid a sign-on bonus of L20,000 (less appropriate deductions). In the event you terminate your employment prior to your 12 month anniversary date, you will be required to repay the sign-on bonus to Premisys on a pro-rata basis.

o We will also recommend to the Board of Directors or its designee that they issue you options for 80,000 shares of Premisys stock as governed by the Premisys Employee Stock Plan, which will vest as set forth in the Plan (a copy of this plan was faxed to you earlier).

o You will be eligible to receive, per company policy, a car allowance in the amount of L800 per month. The car allowance is to assist you in covering your automobile expenses inside the UK.

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Mr. Peter Hauser
January 5, 1998
Page 2


o Tuition allowance for your children of up to L10,000 per year will be paid to you based upon presentation of itemized receipts. This will be paid only for the first two years of your employment.

It is understood that as part of the company's effort to protect its proprietary information, you will assist in safeguarding the Company's trade secrets and related sensitive information. Consequently, you will enter into an Invention Assignment and Proprietary Information Agreement with the company on your first day of work.

You will be eligible to participate in the benefits program offered by Premisys, in accordance with our policies. These benefits may change from time to time, and may require that you meet applicable eligibility requirements, if any. These benefits include medical, life insurance, vacation, holidays, and Employee Stock Purchase Plan. Please refer to the benefit summary. that was faxed to you earlier.

The offer contained in this letter constitutes the entire compensation agreement between you and the Company. Any verbal agreement, assurances or understanding will not alter this offer.

Peter,  should you have any  questions  about this offer,  please  contact me at
(510) 353-7667. Also, if you are in agreement with this offer, sign it and fax it back to my attention at (510) 353-2310.


Sincerely,

/S/ Nicholas Williams

Nicholas  Williams
President and Chief Operating Officer


I accept the above offer of employment, pursuant to the items and conditions set forth in this letter.

Signature:  /S/ Peter Hauser                Date:  January 5, 1998
           ----------------------                -----------------

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